Exhibit 3.5

CERTIFICATE OF INCORPORATION

OF

BIO-LAB, INC.

FIRST: The name of the Corporation (hereinafter called the Corporation) is BIO-LAB, INC.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of this Corporation is to engage in any part of the world in any capacity in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and the Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time, including, without limitation, all powers necessary or appropriate to carry out all those acts and activities in which it may lawfully engage.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $1 each.

Any amendments to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of the Corporation may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.

FIFTH:

A. The name and mailing address of the incorporator is as follows:

Name	Mailing Address

J. Kermit Birchfield, Jr.	53 Wall Street New York, New York 10005

B. The name and mailing address of each person who is to serve as director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address

Bernard D. Allan	22-10 Route 208 Fair Lawn, NJ 07410

Zavin A. Dadekian	22-10 Route 208 Fair Lawn, NJ 07410

Hans C. Noetzli	22-10 Route 208 Fair Lawn, NJ 07410

Gerald R. Schiller	22-10 Route 208 Fair Lawn, NJ 07410

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatsoever.

EIGHTH: The Board of Directors shall have power, without stockholder action:

(1) To make By-Laws for the Corporation, and to amend, alter or repeal any By-Laws; but any By-Laws made by the directors may be altered, amended or repealed by the stockholders at any meeting.

(2) To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve or reserves.

The powers and authorities herein conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware. In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this Certificate of Incorporation and of the By-laws of the Corporation.

NINTH: The Corporation shall, to the full extent

permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, or a successor provision thereto, indemnify all persons whom it may indemnify pursuant thereto,

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ELEVENTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in this Certificate of Incorporation, in the manner now or hereafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right in this Article ELEVENTH.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 14th day of February, 1979.

J. Kermit Birchfield, Jr.

CERTIFICATE OF AMENDMENT OF
BIO-LAB, INC.

I.

The name of the Corporation is Bio-Lab, Inc.

II.

The Certificate of Incorporation of the Corporation shall be amended by the addition of a new Article TWELFTH which will read in its entirety as follows:

“TWELFTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article TWELFTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of The General Corporation Law of the State of Delaware (as in effect and as hereafter amended), or (iv) for any transaction from which the director derived an improper personal benefit. If The General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article TWELFTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by The General Corporation Law of the State of Delaware, as so amended. Neither the amendment nor repeal of this Article TWELFTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article TWELFTH shall eliminate or reduce the effect of this Article TWELFTH in respect of any acts or omissions occuring prior to such amendment, repeal or adoption of an inconsistent provision.”

III.

The amendment set forth in Article II. Above has been duly adopted in accordance with Section 242 of The General Corporation Law of the State of Delaware. On July 1, 1987, the above Amendment was approved and recommended to the shareholders for approval, by resolutions adopted by the unanimous written consent of the directors of the Corporation. On July 1, 1987, the above amendment was authorized and approved by resolution adopted by the unanimous written consent of all shares of the issued and outstanding capital stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, Bio-Lab, Inc. has caused this Certificate of Amendment to be executed and the corporate seal to be affixed and has caused the foregoing to be attested to, all by its duly authorized officers, on this 1st day of July, 1987.

Attest:	BIO-LAB, INC.

By:
Secretary		President

[CORPORATE SEAL]

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is BIO-LAB, INC.

2. The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on February 7, 2003.

/s/ Karen Witte Duros
Karen Witte Duros, Assistant Secretary

DE BC D-:COA CERTIFICATE OF CHANGE 09/00 (#163)